Exhibit 10.12

Internet and SMS Marketing

Service Agreement

Party A: HongKong Takung Assets and Equity of Artworks Exchange Co., Ltd.

Legal representative:

Address: Suite 2003, Hutchison House, 10 Harcourt Road, Central, Hong Kong

Contact No.:

Party B: Shenzhen Qianrong Cultural Investment Development Co., Ltd.

Legal representative:

Address: Room 1109, Block 1, Duoli Industrial District, Meilin, Meilin Subdistrict Office, Futian District, Shenzhen City

Contact No.: 0755-32801497

Upon friendly negotiations between Party A and Party B, Party A hereby engages Party B to provide marketing services to Party A for its products in mainland China. The parties therefore sign and issue this agreement.

1. Contents and methods

i. Contents: Under this project, Party A requests Party B to make detailed and comprehensive plan to market and promote the brand image of Party A in Mainland China through Internet and SMS in legal, effective and appropriate ways. Party B shall promptly provide all planning and be responsible to specifically implement the same upon approval by Party A.

ii. Methods: Party A engages Party B to carry out marketing through Internet and SMS, including but not limited to putting designated terms on the market, writing and publication of press release, search engine services, and SMS application services and so forth.

2. Service provider

To guarantee the quality of services, Party B may assign certain part(s) of the product marketing service project to qualified third parties at its discretion. Party B shall guarantee that such third party possesses the corresponding qualification for product marketing and shall fulfill all requirements of Party A. Party B shall be jointly responsible for the quality of services provided by the third parties.

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3. Responsibilities of the parties

i. The marketing plan made by Party B (including but not limited to contents, effects, and time for putting on the market etc.) and the platform for promotion shall be confirmed and approved by Party A before any implementation. Party B shall not amend the promotion plan on its own without approval from Party A.

ii. Party B shall ensure that contents of the marketing plan comply with the law, and shall not cause damage to the interest and goodwill of Party A. The following contents or texts are prohibited: illegal, annoying, slander, abusive, threatening, harmful, vulgar or obscene information; information that instigates other to commit crime, information that threaten national security; and any information that violates national law, international practices or local laws and regulations.

iii. Party B shall make best efforts to improve the quality of marketing, and increase the popularity of Party A’s products.

iv. Party B shall keep any contents of Party A’s marketing plan as confidential, and shall ensure that any third party engaged by Party B shall perform the confidentiality obligation without releasing any commercial information of Party A.

v. The marketing services provided by Party B shall comply with the relevant industrial standards or service standards. Party B shall accommodate the requirements of Party A from time to time and report the progress of each service.

4. Payment and settlement method

i. Consideration of this agreement

The total consideration of this agreement is HK$3,750,000.00. The final costs as actually occurred will be paid to Party B after confirmation by Party A

ii. Payment method and payment time of consideration

Party A shall pay all Internet and SMS marketing fees promptly upon receipt of Party B’s settlement notice and invoices.

5. Term of services

Party B shall provide the plan for Internet and SMS marketing and promotion from January to December, 2014, and implement the same in phases according to the plan. In case a phase cannot be completed, deadline for implementation may be extended upon Party A’s approval.

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6. Intellectual property rights

Any text, image and audio-visual products created under Party B’s organization in performing the product marketing services shall be work products created by Party B as entrusted by Party A. Party B agrees that Party A shall enjoy all intellectual property rights and other rights of such work products.

If any text, image and audio-visual products created under Party B’s organization are work products of a third party as entrusted by Party B, then Party B shall be responsible to enter into creation engagement agreement with the author of such work products by which the author shall agree that Party A can make use of the work products and that Party A shall enjoy the intellectual property rights and other rights rather than the rights of authorship.

7. Liability for breach of contract

In case Party B breaches any provision of this agreement and fails to achieve the marketing and promotion effect as required by Party A, Party A shall have the right to terminate this agreement and request Party B to be liable for breach of contract.

8. Dispute resolution

Any issue or dispute in relation to interpretation or performance of this agreement shall be resolved by friendly negotiations, failing which the parties agree to submit any dispute arising from or in relation to this agreement to China International Economic and Trade Arbitration Commission for arbitration. The arbitration ruling shall be final and binding on both parties.

9. Miscellaneous

i. This agreement was prepared by both Party A and Party B, who agree to all provisions of this agreement.

ii. Anything unresolved by this agreement can be agreed by the parties by signing a supplemental agreement. In case there is any issue arising from the performance of this agreement, the parties shall engage in friendly negotiations to resolve such issue, and any variation to this agreement shall be effective by entering into written supplemental agreement by the parties. A supplemental agreement shall have the same legal effect with this agreement.

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iii. This agreement has four copies, each party keeps two copies, which shall have equal legal effect. This agreement shall be effective from the date on which the authorized representatives of the parties sign on the signing page.

(End of text)

Party A: HongKong Takung Assets and Equity of Artworks Exchange Co., Ltd. (chop)

Authorized representative:        (signature and chop)

Date: 2 January 2014

Party B: Shenzhen Qianrong Cultural Investment Development Co., Ltd.

Authorized representative:       (chop)

Date: 2 January 2014

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